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Exhibit 4.4

PROMISSORY NOTE

Principal Amount: $1,700,000	June 30, 2003

        FOR VALUE RECEIVED, INRAD, INC., a New Jersey corporation (hereinafter called "Issuer"), hereby promises to pay to the order of CLAREX, LTD. and its successors and assigns (hereinafter called the "Holder"), at such address as the Holder may designate in writing to Issuer, the principal sum of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000) plus all accrued interest owing hereunder in lawful money of the United States of America on or before the Maturity Date (as defined below). For purposes of this Note, "Maturity Date" shall mean January 31, 2005.

Interest.    Interest shall accrue on the unpaid principal amount of this Note at the rate of six and one-half percent (6.0%) per annum and shall be due and payable on the Maturity Date. Interest shall be computed on the basis of a 360 day year for the actual number of days elapsed.

Optional Prepayment; Order of Payments.    Issuer may prepay this Note at any time, in whole or in part, without premium or penalty; provided, however, Issuer shall provide to the Holder written notice at least ten (10) business days prior to such prepayment. All payments made on account of this Note shall be applied first to the payment of any costs of enforcement then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid principal balance of this Note.

Event of Default Defined; Acceleration of Maturity.    If one or more of the following events ("Events of Default") shall have occurred:

        a default in the payment of all or any part of the principal or interest due under this Note as and when the same shall become due and payable, at maturity, by declaration as permitted hereunder, upon acceleration or otherwise;

        Issuer shall merge or consolidate with or into any other person or entity, sell, transfer, lease or otherwise dispose of all or any substantial portion of its assets or adopt a plan of liquidation or dissolution; provided, however, that Issuer shall have the right to merge with any other entity without creating an Event of Default so long as Issuer shall be the surviving entity in any such merger;

        Issuer shall have applied for or consented to the appointment of a custodian, receiver, trustee or liquidator, or other court-appointed fiduciary of all or a substantial part of its properties; or a custodian, receiver, trustee or liquidator or other court appointed fiduciary shall have been appointed with the consent of Issuer; or Issuer is generally not paying its debts as they become due or is insolvent, or has made a general assignment for the benefits of its creditors; or Issuer files a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with its creditors or seeking to take advantage of any insolvency law, or an answer admitting the material allegations of a petition in any bankruptcy, reorganization or insolvency proceeding or has taken action for the purpose of effecting any of the foregoing; or if, within sixty (60) days after the commencement of any proceeding against Issuer seeking any reorganization, rehabilitation, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal bankruptcy code or similar order under future similar legislation, the appointment of any trustee, receiver, custodian, liquidator, or other court-appointed fiduciary of Issuer or of all or any substantial part of its properties, such order or appointment shall not have been vacated or stayed on appeal or if, within sixty (60) days after the expiration of any such stay, such order or appointment shall not have been vacated (all such events, collectively "Insolvency Events");

Then Holder, by notice in writing to Issuer (the "Acceleration Notice"), may declare the principal amount of this Note and all accrued but unpaid interest to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable; provided that if an Insolvency Event occurs, the principal amount of this Note and all accrued but unpaid interest shall become and be immediately due and payable without any declaration or other act on the part of the Holder.

        Security.    Payment of this Note is secured pursuant to the terms of a separate Security Agreement dated the date of this Note.

Miscellaneous.

        5.1    Binding Effect; Assignability.    This Note shall be binding upon Issuer, its successors and its assigns, and shall inure to the benefit of Holder, its successors and its assigns. This Note is transferable or assignable by the Holder or any transferee of the Holder only to an Affiliate or a partner, or an heir, administrator, executor or successor of the Holder.

        5.2    Governing Law; Jurisdiction; Venue.    This Note has been executed in and shall be governed by the laws of the State of New Jersey. Issuer irrevocably submits to the exclusive jurisdiction of the courts of the State of New Jersey which will be the exclusive jurisdiction for disputes arising under the Note and the United States District Court for the District of New Jersey for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note.

        IN WITNESS WHEREOF, Issuer has caused this Note to be signed in its name by its duly authorized officer and its corporate seal to be affixed hereto.

INRAD, INC.
By:	/s/ WILLIAM S. MIRAGLIA

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PROMISSORY NOTE